Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Ryan Bowie	Tim Grace	Leslie Loyet
Vice President and Treasurer	Media Inquiries	Analyst Inquiries
(312) 658-5766	(312) 640-6667	(312) 640-6672

FOR IMMEDIATE RELEASE

MONDAY, MARCH 19, 2007

STRATEGIC HOTELS & RESORTS APPOINTS KENNETH FISHER TO

BOARD OF DIRECTORS

CHICAGO – March 19, 2007 – Strategic Hotels & Resorts (NYSE: BEE) announced today the appointment of Kenneth Fisher to the company’s Board of Directors. Mr. Fisher, 48, is a Senior Partner in Fisher Brothers, a firm specializing in a diversified portfolio of investments, including the ownership and development of real estate, and originally founded in 1915. At Fisher Brothers, Mr. Fisher is responsible for the management and leasing of over six million square feet of Class A commercial real estate space in midtown Manhattan as well as leading the firm’s marketing efforts. Mr. Fisher is also a member of the Executive Committee of The City Investment Fund, a $770 million real estate investment vehicle cosponsored by Fisher Brothers and Morgan Stanley, and a Director of Realogy Corporation (NYSE:H), an integrated provider of real estate and relocation services.

Laurence Geller, Chief Executive Officer of Strategic Hotels & Resorts, Inc., commented, “We are very pleased to announce Ken Fisher’s appointment to the Board of Directors. Ken’s leadership, achievements and extraordinary commitment, both within the financial sector and the community-at-large, are of significant value as we position the company for future growth.”

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Mr. Fisher is Chairman of the Board of Trustees and Chief Executive Officer of The Fisher House Foundation, a nonprofit organization providing guest housing to families of hospitalized military personnel and veterans. He has recently been appointed to the President's Commission on Care for America's Returning Wounded Warriors.

Mr. Fisher is a member of the Executive Committee and Board of Governors of the Real Estate Board of New York. He is also a member of the Board of Trustees of the Intrepid Museum Foundation, Board of Directors of New York’s Finest Foundation and Board of Trustees of the New York City Association for the Help of Retarded Children. A member of the Order of Military Medical Merit, Mr. Fisher received the Decoration for Distinguished Civilian Service in 2005 from the U.S. Army and The Secretary’s Award in 2004 from the U.S. Department of Veterans Affairs.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 20 properties with an aggregate of 10,000 rooms. For further information, please visit the company’s website at www.strategichotels.com.

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